Exhibit 99.1

Our ref:	WHT	Ashurst
Direct line:	+44 (0) 20 7859 1282	BroadwalkHouse
E-mail:	Wilson.thorburn@ashurst.com	5 Appold Street
London EC2A 2HA

05 October 2007		Tel: +44 (0) 20 7638 1111
Fax: +44 (0) 20 7638 1112

DX 639 London/City www.ashurst.com

Tally-Ho Ventures Incorporated
Elenion Building
5 Them Dervis Street
Third Floor
CY-1066 Nicosia
Cyprus

Dear Sirs

Promissory Note, dated 4 August 2006, between (1) Protrust Financial Services Group S.A. and Tally-Ho Ventures Inc (the "Deed")

We act for Protrust Financial Services Group S.A. We refer to the above referenced Note, our client's letter to you of 14 November and the subsequent response dated 15 November 2006.

In your letter of 15 November you admit and accept that Tally-Ho Ventures breached the terms of the Promissory Note by falling to pay the agreed amount of US$ 3,000,000 and that any agreement for you to repay this amount would be without prejudice to our client's rights to take action in order to recover the full sum outstanding.

In your agreement to repay the amount outstanding under the Note, which our client accepted without prejudice to its rights and in good faith, you committed to a series of actions in order to ensure that payment was made.

It is our client's position that these commitments have not been fulfilled, specifically:

1.    Clause 1 of the letter requires you to use best endeavours in rder to procure a purchaser for the Consideration Stock. Our client is not aware of any serious attempt to fulfil this obligation.

2.    Clause 6 requires you to make a payment of any profits arising in Tally-Ho Ventures or its subsidiaries and to provide within two weeks of the end of each quarter sufficient information as to the profitability of each company so as to ensure that this payment has been made. We understand that no payments have been made pursuant to this obligation and no information has been provided.

3.    Clause 8 requires you not to take any action that would in any way damage or compromise the value of the security granted to our client under the Share Pledge Agreement. We understand that a restructuring of the original purchase terms agreed by you with the vendor of Master Finance Holdings S.A. ("MFH") has resulted in MFH assuming additional liabilities, thus breaching clause 8.

In light of the above breaches and the extended period that our client has granted you and in order to come to some reasonable conclusion, we are requesting immediate repayment of all outstanding monies under the Note. We understand that the current sum outstanding is US$ 1,927,605.

Given that this matter is very straightforward and given the acknowledgment contained in your letter of 15 November 2006. It is clear that you do not require an extended period of time in which to consider our client's claim.
Consequently, if we have not received a satisfactory response by close of business London time Friday 12 October 2007 our client reserves the right to instruct its Delaware attorneys to commence proceedings without further recourse to you.

Yours faithfully

Ashurst